Exhibit 99.1

AmericasBank Corp. reports continuing improvement

in results for first quarter of 2005

TOWSON, Md. (May 13, 2005) —AmericasBank Corp. (OTCBB:AMBB), the parent company of AmericasBank, today announced financial results for the quarter ended March 31, 2005, which again included a reduced quarterly loss and advances the company’s turnaround plan another step closer to its goal of achieving profitability.

The company reduced its net loss to $152,507 or $(0.04) per basic and diluted common share for the quarter ending March 31, 2005, compared to $404,483 or $(0.28) per share for the period ending March 31, 2004.

The net loss in each reported period included a charge to salary expense for stock-based compensation as the company voluntarily adopted SFAS No. 123, Accounting for Stock-Based Compensation effective January 1, 2005. Excluding this charge, the net loss in the first quarter of 2005 would have been $111,784 or a 69.2% improvement over the previously reported net loss of $363,060 for the first quarter of 2004.

Loans and leases, net of allowance, at March 31, 2005 were $33.2 million, up 6.4% from $31.2 million reported at December 31, 2004, and 118.2% above $15.2 million a year ago at March 31, 2004. Total deposits were $41.8 million at March 31, 2005, up 20.8% from December 31, 2004.

“We had good loan growth on a linked-quarter basis as well as year-over-year, predominantly in our commercial lending and real estate loan portfolios,” said President and CEO Mark Anders. “This growth is being supported by an improved operational infrastructure we put in place in the second half of last year as the foundation for our ongoing expansion. Progress thus far is consistent with the ramp-up of our business plan that focuses on local professional services businesses in our core markets and in mortgage lending.”

“We see healthy demand for our products and services. In response to this demand, we continue to look for opportunities to add to our lending team and anticipate hiring additional experienced commercial bankers and mortgage loan originators as our profitability improves and our opportunities expand,” said Anders.

About AmericasBank Corp.

AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.

Below is a reconciliation of our losses with and without application of SFAS No. 123 for the quarter ended March 31, 2005 and March 31, 2004, respectively:

	March 31, 2005	March 31, 2004
Losses without adopting SFAS No. 123	$(111,784)	$(363,060)
Additional expense as a result of adoption of SFAS No. 123	(40,723)	(41,783)

Losses with adoption of SFAS No. 123	$(152,507)	$(404,843)

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements, regarding AmericasBank

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Corp.’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the possible loss of key personnel; regulatory restrictions under which AmericasBank Corp. and AmericasBank are operating; changes in interest rates, deposit flows and loan demand; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp’s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.

Contact:

AmericasBank Corp.

Mark Anders, 443-921-0804

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